Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, May 3, 2022	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FIRST QUARTER RESULTS

    DULUTH, GA – May 3 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported its results for the first quarter ended March 31, 2022. Net sales for the first quarter were approximately $2.7 billion, an increase of approximately 12.9% compared to the first quarter of 2021. Excluding unfavorable currency translation impacts of approximately 5.0%, net sales in the first quarter of 2022 increased approximately 17.9% compared to the first quarter of 2021. Reported net income was $2.03 per share for the first quarter of 2022, and adjusted net income(3), which excludes impairment charges, restructuring expenses and other related items, was $2.39 per share. These results compare to reported net income of $1.99 per share and adjusted net income, which excludes restructuring expenses, of $2.00 per share for the first quarter of 2021.

Highlights
•Reported regional sales results(1): Europe/Middle East (“EME”) +5.7%, North America +14.7%, South America +48.2%, Asia/Pacific/Africa (“APA”) +12.7%
•Constant currency regional sales results(1)(2)(3): EME +15.0%, North America +15.0%,         South America +41.8%, APA +17.5%
•Regional operating margin performance: EME 11.6%, North America 7.8%, South America 12.9%, APA 15.1%
•Recorded impairment charges related to AGCO’s joint ventures in Russia(3)
•Declared a variable special dividend of $4.50 per share payable in June and increased quarterly dividend by 20%
•Raised full-year outlook for net sales and net income per share

    (1)    As compared to first quarter 2021.
    (2)    Excludes currency translation impact.
    (3)    See reconciliation of Non-GAAP measures in appendix.
    “AGCO delivered record first quarter sales and earnings as healthy farm economics continue to support robust global demand,” stated Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “Despite this elevated demand, supply chain constraints compounded by the impacts of the war in Ukraine continue to negatively influence our operations. Our results reflect substantial price increases to offset rising material costs, higher logistics expenses, and other manufacturing inefficiencies. Favorable farm fundamentals accompanied by heightened interest in AGCO’s precision ag solutions are supporting healthy order boards that remain well ahead of last year’s levels. We remain focused on minimizing the impact of supply chain disruptions and inflationary cost pressures to deliver strong full-year sales and earnings growth. In addition, our increased investments in premium technology, sustainable smart farming solutions and enhanced digital capabilities support our farmer-first strategy and position us for future growth.”

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Three Months Ended March 31, 2022	Change from Prior Year Period	Change from Prior Year Period
North America(1)	(1)%	(23)%
South America	9%	(3)%
Western Europe(2)	(6)%	(10)%
(1) Excludes compact tractors.
(2) Based on Company estimates.

    “Crop prices are near record levels and are helping farmers offset inflationary pressures from higher fuel, fertilizer and other input costs. The resulting elevated levels of farm income are expected to extend strong end-market demand,” stated Mr. Hansotia.
    “Supply chain constraints limited global industry production and the corresponding retail sales in the first quarter,” continued Mr. Hansotia. “North American industry retail tractor sales were down approximately 1% in the first three months of 2022 compared to last year. Lower sales of smaller tractors, which declined from record levels in 2021, were partially offset by increased sales of high horsepower units. Despite continued strong demand, retail sales of large row-crop agricultural equipment was 11% below the first quarter of 2021 due to supply chain constraints, which limited deliveries. Industry retail tractor sales in Western Europe, which also were restricted by supply chain challenges, decreased approximately 6% in the first three months of 2022 compared to strong levels in the first quarter of 2021. Farmer sentiment has been negatively impacted by the war in Ukraine, as well as input cost inflation, but forecasts for healthy farm income in Western Europe are expected to support solid retail demand for equipment throughout 2022. In South America, industry sales increased during the first three months of 2022 in both Brazil and Argentina. Strong crop production levels as well as elevated commodity prices are supporting positive economic conditions for farmers who continue to replace an aged fleet. Despite the slower than expected start in North America and Europe, we continue to expect full year 2022 industry retail sales to be above 2021 levels in all major regions.”

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended March 31,	2022	2021	% change from 2021	% change from 2021 due to currency translation(1)	% change excluding currency translation
North America	$701.0	$611.1	14.7%	(0.3)%	15.0%
South America	356.4	240.5	48.2%	6.4%	41.8%
Europe/Middle East	1,403.1	1,327.2	5.7%	(9.3)%	15.0%
Asia/Pacific/Africa	225.2	199.9	12.7%	(4.8)%	17.5%
Total	$2,685.7	$2,378.7	12.9%	(5.0)%	17.9%
(1) See Footnotes for additional disclosures.
North America
    Net sales in the North American region grew 15.0% in the first three months of 2022 compared to the same period of 2021, excluding the negative impact of currency translation. The increase resulted from the impact of pricing to mitigate inflationary cost pressures, along with increased sales of tractors as well as grain and protein equipment, partially offset by lower sales of Precision Planting products. Income from operations for the first three months of 2022 decreased approximately $20.1 million compared to the same period in 2021. A weaker sales mix primarily caused by chip-related supply constraints related to the Precision Planting business as well as higher operating expenses resulted in lower first quarter operating income.

South America
    AGCO’s South American net sales increased 41.8% in the first three months of 2022 compared to the same period of 2021, excluding the impact of favorable currency translation. Sales grew strongly across all markets, driven by the continued strength in industry demand and positive pricing impacts. Income from operations in the first three months of 2022 increased by approximately $29.9 million compared to the same period in 2021 and operating margins reached 12.9%. The improved South America results reflect the benefit of higher sales and production, a favorable sales mix, and pricing that offset material cost inflation.

Europe/Middle East
    Net sales in Europe/Middle East increased 15.0% in the first three months of 2022 compared to the same period in 2021, excluding unfavorable currency translation impacts. Higher sales of tractors and replacement parts along with favorable pricing impacts resulted in the increase. Income from operations grew approximately $18.0 million in the first three months of 2022, compared to the same period in 2021, while operating margins expanded to 11.6%. The improvements were the result of higher net sales and production volumes.

Asia/Pacific/Africa
    AGCO’s Asia/Pacific/Africa net sales increased 17.5%, excluding the negative impact of currency translation, in the first three months of 2022 compared to the same period in 2021. Higher sales in Australia, Japan and Africa were partially offset by lower sales in China. Income from operations improved by approximately $13.0 million in the first three months of 2022 and operating margins expanded by approximately 4.5% compared to the same period in 2021 due to higher sales and a richer sales mix.

Outlook
    The health, safety and well-being of all AGCO employees, dealers and farmer customers continue to be
AGCO’s top priority. The ability of the Company’s supply chain to deliver parts and components on schedule is currently difficult to predict. The following outlook is based on AGCO’s current estimates of component deliveries.
AGCO’s results will be impacted if the actual supply chain delivery performance differs from these estimates.

    AGCO’s net sales for 2022 are expected to range from $12.5 billion to $12.7 billion, reflecting increased sales volumes and pricing partially offset by negative foreign currency translation. Gross and operating margins are projected to improve from 2021 levels, reflecting the impact of higher sales and production volumes as well as favorable pricing to offset material and labor cost inflation. These improvements are planned to fund increases in engineering and other technology investments to support AGCO’s precision ag and digital initiatives. Based on these assumptions, 2022 earnings per share are targeted in a range from $11.70 to $11.90.

* * * * *
    AGCO will host a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, May 3, 2022. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
* * * * *

Safe Harbor Statement
    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.
•COVID-19 has negatively impacted our business, initially through closures, higher absentee rates, and reduced production at both our plants and the plants that supply us with parts and components, and more recently through supply chain challenges, including the inability of some of our suppliers to meet demand and logistics and transportation-related companies to deliver products in a timely manner. In addition, we have had to incur various costs related to preventing the spread of COVID-19, including changes to our factories and other facilities and those related to enabling remote work. We expect COVID-19 to continue to impact our business, although the manner and extent to which it impacts us will depend on future developments, including the duration of the pandemic, the timing, distribution and impact of vaccinations, and possible mutations of the virus that are more contagious or resistant to current vaccines. Measures taken by governments around the world, as well as businesses, including us, and the general public in order to limit the spread of COVID-19 will impact our business as well. These measures have included travel bans and restrictions, quarantines, shelter in place orders, curfews, business and government office closures, increased border controls or closures, port closures and transportation restrictions. The impacts of COVID-19 and such measures could include decreases in demand for our products, factory closures, increased absentee rates, reduced production, incurrence of additional costs due to the adherence to cleaning requirements and social distancing guidelines and increased costs of labor, parts and components and shipping, incurrence of impairment charges, slower collections and larger write-offs of accounts receivable, among other changes.
•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•A majority of our sales and manufacturing takes place outside the United States, and, many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, Russian sanctions and tariffs imposed on exports to and imports from China.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance over 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyber-attack, we could be subject to significant claims, penalties and damages.
•Attacks through ransomware and other cyber-attacks are rapidly increasing. While we have implemented the safeguards that we believe are reasonable, we always will be subject to the risk that one of these attacks is successful and disrupts or damages our business.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. Recently suppliers of several key parts and components have not been able to meet our demand and we have had to decrease our production. It is unclear when the supply chain issues will be restored or what the ultimate impact on production, and consequently sales, will be.
•Although as a general proposition our business has not experienced significant inflation in many years, beginning in the second half of 2021 we experienced significant inflation in a range of costs, including for parts and components, shipping, and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
•We have interests in two joint ventures that operate in Russia. We are able to continue our role in those joint ventures as a result of a time-limited general license from the Office of Foreign Assets Control of the U.S. Department of Treasury that, following its most recent extension on April 25, 2022, expires on May 25, 2022. In due course, we may need to dispose of our investments, and there could be other consequences that we do not foresee.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2021. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
* * * * *

About AGCO
    AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of over $11.1 billion in 2021. For more information, visit http://www.agcocorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$655.7	$889.1
Accounts and notes receivable, net	1,108.2	991.5
Inventories, net	3,259.7	2,593.7
Other current assets	613.4	539.8
Total current assets	5,637.0	5,014.1
Property, plant and equipment, net	1,463.6	1,464.8
Right-of-use lease assets	163.9	154.1
Investments in affiliates	423.2	413.5
Deferred tax assets	186.4	169.3
Other assets	300.9	293.3
Intangible assets, net	396.8	392.2
Goodwill	1,304.7	1,280.8
Total assets	$9,876.5	$9,182.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2.1	$2.1
Short-term borrowings	93.2	90.8
Accounts payable	1,276.4	1,078.3
Accrued expenses	1,844.0	2,062.2
Other current liabilities	219.5	221.2
Total current liabilities	3,435.2	3,454.6
Long-term debt, less current portion and debt issuance costs	1,899.4	1,411.2
Operating lease liabilities	125.8	115.5
Pension and postretirement health care benefits	208.7	209.0
Deferred tax liabilities	113.6	116.9
Other noncurrent liabilities	418.9	431.1
Total liabilities	6,201.6	5,738.3

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.7	0.7
Additional paid-in capital	2.9	3.9
Retained earnings	5,306.2	5,182.2
Accumulated other comprehensive loss	(1,635.0)	(1,770.9)
Total AGCO Corporation stockholders’ equity	3,674.8	3,415.9
Noncontrolling interests	0.1	27.9
Total stockholders’ equity	3,674.9	3,443.8
Total liabilities and stockholders’ equity	$9,876.5	$9,182.1
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2022	2021
Net sales	$2,685.7	$2,378.7
Cost of goods sold	2,054.4	1,808.2
Gross profit	631.3	570.5
Selling, general and administrative expenses	271.1	260.6
Engineering expenses	100.3	96.3
Amortization of intangibles	15.3	17.5
Impairment charges	36.0	—
Restructuring expenses	3.0	1.3
Bad debt expense (credit)	1.6	(0.4)
Income from operations	204.0	195.2
Interest expense, net	0.4	3.4
Other expense, net	17.5	11.5
Income before income taxes and equity in net earnings of affiliates	186.1	180.3
Income tax provision	60.2	43.6
Income before equity in net earnings of affiliates	125.9	136.7
Equity in net earnings of affiliates	11.1	14.7
Net income	137.0	151.4
Net loss (income) attributable to noncontrolling interests	14.8	(0.6)
Net income attributable to AGCO Corporation and subsidiaries	$151.8	$150.8
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$2.03	$2.00
Diluted	$2.03	$1.99
Cash dividends declared and paid per common share	$0.20	$0.16
Weighted average number of common and common equivalent shares outstanding:
Basic	74.6	75.3
Diluted	74.9	75.9
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$137.0	$151.4
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	54.7	54.8
Amortization of intangibles	15.3	17.5
Stock compensation expense	7.0	6.8
Impairment charges	36.0	—
Equity in net earnings of affiliates, net of cash received	(11.1)	(14.7)
Deferred income tax (benefit) provision	(5.0)	4.1
Other	(8.8)	1.9
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(113.3)	(232.3)
Inventories, net	(595.2)	(466.1)
Other current and noncurrent assets	(48.7)	(45.8)
Accounts payable	193.4	296.7
Accrued expenses	(219.5)	(175.7)
Other current and noncurrent liabilities	(18.3)	86.1
Total adjustments	(713.5)	(466.7)
Net cash used in operating activities	(576.5)	(315.3)
Cash flows from investing activities:
Purchases of property, plant and equipment	(66.3)	(63.5)
Proceeds from sale of property, plant and equipment	0.3	0.1
Investment in unconsolidated affiliates	(0.1)	(0.1)
Purchase of businesses, net of cash acquired	(61.9)	(0.8)
Other	—	(2.5)
Net cash used in investing activities	(128.0)	(66.8)
Cash flows from financing activities:
Proceeds from (repayments of) indebtedness, net	521.6	(221.5)
Payment of dividends to stockholders	(14.9)	(12.0)
Payment of minimum tax withholdings on stock compensation	(16.0)	(26.5)
Distributions to noncontrolling interest	(11.6)	—
Net cash provided by (used in) financing activities	479.1	(260.0)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(8.0)	(23.3)
Decrease in cash, cash equivalents and restricted cash	(233.4)	(665.4)
Cash, cash equivalents and restricted cash, beginning of period	889.1	1,119.1
Cash, cash equivalents and restricted cash, end of period	$655.7	$453.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE
    The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended March 31,
	2022	2021
Cost of goods sold	$0.3	$0.3
Selling, general and administrative expenses	6.7	6.5
Total stock compensation expense	$7.0	$6.8

2.    IMPAIRMENT CHARGES

    As a consequence of the current conflict between Russia and Ukraine, during the three months ended March 31, 2022, the Company assessed the fair value of its gross assets related to its joint ventures in Russia for potential impairment and recorded certain asset impairment charges of approximately $36.0 million, reflected as “Impairment charges” in its Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $12.2 million included within “Net loss (income) attributable to noncontrolling interests.” In addition, during the three months ended March 31, 2022, the Company recorded a write-down of its investment in its Russian finance joint venture of approximately $4.8 million, reflected within “Equity in net earnings of affiliates” in its Condensed Consolidated Statements of Operations.

3.     RESTRUCTURING EXPENSES
    In recent years, the Company announced and initiated several actions to rationalize employee headcount in various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and China in order to reduce costs in response to fluctuating global market demand. The Company also previously rationalized its grain and protein business during 2019 and 2020. As of December 31, 2021, the Company had approximately $14.7 million of accrued severance and other costs related to such rationalizations. During the three months ended March 31, 2022, the Company recorded an additional $3.0 million of severance costs associated with further rationalizations in connection with the termination of approximately 65 employees, and paid approximately $3.4 million of severance costs. The remaining $14.1 million of severance and other related costs as of March 31, 2022, inclusive of approximately $0.2 million of negative foreign currency translation impacts, are expected to be paid primarily during 2022.

4.    INDEBTEDNESS
    Long-term debt at March 31, 2022 and December 31, 2021 consisted of the following (in millions):

	March 31, 2022	December 31, 2021
Credit facility, expires 2023	600.0	—
1.002% Senior term loan due 2025	277.3	283.7
Senior term loans due between 2023 and 2028	355.5	445.9
0.800% Senior Notes Due 2028	665.6	680.8
Other long-term debt	7.5	7.7
Debt issuance costs	(4.4)	(4.8)
	1,901.5	1,413.3
Less:
Current portion of other long-term debt	(2.1)	(2.1)
Total long-term indebtedness, less current portion	$1,899.4	$1,411.2
    As of March 31, 2022 and December 31, 2021, the Company had short-term borrowings due within one year of approximately $93.2 million and $90.8 million, respectively.

5.    INVENTORIES
    Inventories at March 31, 2022 and December 31, 2021 were as follows (in millions):

	March 31, 2022	December 31, 2021
Finished goods	$857.1	$718.2
Repair and replacement parts	747.0	697.8
Work in process	593.0	282.8
Raw materials	1,062.6	894.9
Inventories, net	$3,259.7	$2,593.7

6.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of March 31, 2022 and December 31, 2021, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.2 billion and $1.3 billion, respectively.
    In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. As of March 31, 2022 and December 31, 2021, the cash received from these arrangements was approximately $181.2 million and $215.4 million, respectively.
    Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $7.9 million and $4.6 million, respectively, during the three months ended March 31, 2022 and 2021.
    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of March 31, 2022 and December 31, 2021, these finance joint ventures had approximately $87.8 million and $82.1 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

7.    NET INCOME PER SHARE
    A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months ended March 31, 2022 and 2021 is as follows (in millions, except per share data):

	Three Months Ended March 31,
	2022	2021
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$151.8	$150.8
Weighted average number of common shares outstanding	74.6	75.3
Basic net income per share attributable to AGCO Corporation and subsidiaries	$2.03	$2.00
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$151.8	$150.8
Weighted average number of common shares outstanding	74.6	75.3
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.3	0.6
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	74.9	75.9
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$2.03	$1.99

8.    SEGMENT REPORTING
    The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2022 and 2021 are as follows (in millions):

Three Months Ended March 31,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Consolidated
2022
Net sales	$701.0	$356.4	$1,403.1	$225.2	$2,685.7
Income from operations	54.8	46.1	162.3	34.0	297.2

2021
Net sales	$611.1	$240.5	$1,327.2	$199.9	$2,378.7
Income from operations	74.9	16.2	144.3	21.0	256.4

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended March 31,
	2022	2021
Segment income from operations	$297.2	$256.4
Impairment charges	(36.0)	—
Corporate expenses	(32.2)	(35.9)
Amortization of intangibles	(15.3)	(17.5)
Stock compensation expense	(6.7)	(6.5)
Restructuring expenses	(3.0)	(1.3)
Consolidated income from operations	$204.0	$195.2

RECONCILIATION OF NON-GAAP MEASURES
    This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.
    The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, adjusted net income and adjusted net income per share for the three months ended March 31, 2022 and 2021 (in millions, except per share data):

	Three Months Ended March 31,
	2022			2021
	Income From Operations(2)	Net Income(1)(2)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)(2)
As reported	$204.0	$151.8	$2.03	$195.2	$150.8	$1.99
Impairment of Russian joint ventures(3)	36.0	23.8	0.32	—	—	—
Restructuring expenses(4)	3.0	2.2	0.03	1.3	1.3	0.02
Gain on full acquisition of IAS joint venture(5)	—	$(3.4)	$(0.05)	—	—	—
Write-down of investment in Russian finance joint venture(6)	—	$4.8	$0.06	—	—	—
As adjusted	$242.9	$179.1	$2.39	$196.5	$152.1	$2.00

(1)    Net income and net income per share amounts are after tax.
(2)    Rounding may impact summation of amounts.
(3)    During the three months ended March 31, 2022, the Company recorded certain asset impairment charges related to its Russian joint ventures of approximately $36.0 million, reflected as “Impairment charges” in its Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $12.2 million included within “Net loss (income) attributable to noncontrolling interests.”
(4)    The restructuring expenses recorded during the three months ended March 31, 2022 related primarily to severance and other related costs associated with the Company’s rationalization of European manufacturing operations. The restructuring expenses recorded during the three months ended March 31, 2021 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.
(5)    During the three months ended March 31, 2022, the Company acquired Appareo Systems, LLC (“Appareo”), which included the acquisition of the remaining 50% of its former 50% IAS joint venture with Appareo. The Company recorded a gain associated with this remaining 50% acquisition of approximately $3.4 million, which was reflected within “Other expense, net” in its Condensed Consolidated Statements of Operations.
(6)    During the three months ended March 31, 2022, the Company recorded a write-down of its investment in its Russian finance joint venture of approximately $4.8 million, reflected within “Equity in net earnings of affiliates” in its Condensed Consolidated Statements of Operations.

    The following is a reconciliation of targeted net income per share to adjusted targeted net income per share for the three months ended March 31, 2022:

Net Income Per Share(1)
As targeted	$11.34 - $11.54
Impairment of Russian joint ventures	0.32
Restructuring expenses	0.03
Gain on full acquisition of IAS joint venture	(0.05)
Write-down of investment in Russian finance joint venture	0.06
As adjusted targeted(2)	$11.70 - $11.90

(1)    Net income per share amount is after tax.
(2)    The above reconciliation adjustments to full year 2022 targeted net income per share are based upon restructuring expenses and the other adjustments incurred during the three months ended March 31, 2022. Full year expenses or benefits could differ based on future restructuring activity as well as other activities.

    The following table sets forth, for the three months ended March 31, 2022 and 2021, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended March 31,			Change due to currency translation
	2022	2021	% change from 2021	$	%
North America	$701.0	$611.1	14.7%	$(1.6)	(0.3)%
South America	356.4	240.5	48.2%	15.4	6.4%
Europe/Middle East	1,403.1	1,327.2	5.7%	(123.8)	(9.3)%
Asia/Pacific/Africa	225.2	199.9	12.7%	(9.5)	(4.8)%
	$2,685.7	$2,378.7	12.9%	$(119.5)	(5.0)%